BBH TRUST

Assistant Secretary’s Certificate

I, Alexander Tikonoff, Assistant Secretary of BBH Trust (the “Trust”), hereby certify on behalf of the Trust as follows:

1.
Submitted herewith is a copy of the most recent Fidelity Bond (the “Bond”) procured by the Trust, in the amount of $5,700,000 and in the form required by Rule 17g-1 under the Investment Company Act of 1940, as amended (the “1940 Act”).

2.
Attached hereto as Exhibit A is a copy of the resolutions approving the form and amount of the Bond, unanimously adopted by the Board of Trustees of the Trust, including a majority of such Trustees who are not “interested persons” of the Trust, as defined in the 1940 Act, at their meeting held on September 15, 2011.

3.	The premium with respect to the Bond has been paid for the period from November 1, 2011 to November 1, 2012.
4.	The Board of Trustees of the Trust satisfies the applicable fund governance standards set forth in Rule 0-1(a)(7) under the 1940 Act.

                             /s/ Alexander Tikonoff
 Alexander Tikonoff
 Assistant Secretary of the Trust

Dated: August 31, 2012

Exhibit A

BBH TRUST

Preambles and Resolutions Adopted by the Board of Trustees

At its September 15, 2011 meeting

WHEREAS:
Rule 17g-1 under the 1940 Act, requires that each registered management investment company shall provide and maintain a bond, which shall be issued by a reputable fidelity insurance company, authorized to do business in the place where the bond is issued, against larceny and embezzlement, covering each officer and employee of the Fund, who may singly, or jointly with others, have access to securities or funds of the Fund, either directly or through authority to draw upon such funds or to direct generally the disposition of such securities, unless the officer or employee has such access solely through his position as an officer or employee of a bank; and

WHEREAS:
Rule 17g-1 under the 1940 Act requires that the bond shall be in such reasonable form and amount as a majority of Independent Trustees shall approve as often as their fiduciary duties require, but not less than once every twelve months, with due consideration to all relevant factors including, but not limited to, the value of the aggregate assets of the registered management investment company to which any covered person may have access, the type and terms of the arrangements made for the custody and safekeeping of such assets, and the nature of the securities in the company’s portfolio; provided, however, that the amount of the bond shall be at least equal to an amount computed in accordance with the provisions of the rule.

NOW, THEREFORE, BE IT HEREBY

RESOLVED:
that, it is the finding of the Trustees at this Meeting, including a majority of the Independent Trustees, that the form of the Fidelity Bond Insurance Policy written by Chubb Group of Insurance Companies (“Fidelity Bond”), in the amount of $5,700,000, is reasonable in form and amount, after having given due consideration to all matters deemed relevant;

RESOLVED:	that the annual premium in the amount of approximately $19,000 to be paid by the Trust under the Fidelity Bond be, and hereby is, approved;

RESOLVED:	that, such Fidelity Bond be, and it hereby is, ratified and approved;

RESOLVED:
that the Secretary of the Trust or such officer’s designee is authorized to file the Fidelity Bond with the SEC and to give such notice with respect to the Fidelity Bond required by paragraph (g) of Rule 17g-1 under the 1940 Act; and

RESOLVED:
that the appropriate officers of the Trust be, and each of them hereby is, authorized to make any and all payments and to do any and all other acts, in the name of the Trust and on its behalf, as they, or any of them, may determine to be necessary, desirable or proper in connection with or in furtherance of the foregoing resolutions.